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RIGGS [logo]                                NEWS RELEASE

                                            RIGGS NATIONAL CORPORATION
                                            800 17TH STREET, N.W.
                                            WASHINGTON, D.C.  20074-0114



FOR IMMEDIATE RELEASE, WEDNESDAY, MARCH 12, 1997

        Riggs Capital II (the "Company") announced today that it sold $200 million in new capital. Riggs Capital II is a wholly owned subsidiary of Riggs National Corporation (the "Corporation").

        The Company said it sold, at par, 200,000 shares of Trust Preferred Securities, Series C, liquidation amount of $1,000, for a total of $200 million, in a private placement. These securities mature in 2027 and have an annual dividend rate of 8.875 percent, payable semi-annually, beginning in June 1997. The net proceeds from the sale will enhance certain capital ratios of the Corporation and be available for its general corporate purposes.

        Dillon, Read & Co. Inc. of New York acted as placement agent for the offering.

        Riggs National Corporation is a Washington, D.C. based bank holding company with banks in the Washington, D.C. metropolitan area, The United Kingdom and France. Riggs serves the Washington community with 32 locations in the District of Columbia, 16 in Virginia and 9 in Maryland. The Corporation's common shares are traded on the NASDAQ National Market System under the symbol "RIGS."

For more information, contact:
Timothy C. Coughlin, 202-835-5507